                                                                    EXHIBIT 99.1


[GRANT PRIDECO LOGO]                                                NEWS RELEASE

CONTACT:                                                                                                   CONTACT:
Louis A. Raspino                                                                                    Jay M. Mitchell
Vice President and Chief Financial Officer                               Director of Finance and Investor Relations
(832) 681-8507                                                                                       (832) 681-8558
louis.raspino@grantprideco.com                                                        jay.mitchell@grantprideco.com

         (d) Grant Prideco Elects McShane President and CEO


         HOUSTON, JUNE 23, 2002 -- Grant Prideco, Inc. (NYSE:GRP) announced today that Michael McShane has been elected the Company's President, CEO and member of the Board of Directors. He replaces Curtis W. Huff. Mr. Huff and the Board have had differences over the strategic direction of the company and have agreed it best to change leadership at this time. The Board would like to thank Mr. Huff for his significant contributions to Grant Prideco over the last 16 months and wish him well in his future endeavors.

         Mr. McShane most recently was Senior Vice President - Finance, Chief Financial Officer and Director of BJ Services Company, where he served for 15 years. Prior to BJ Services, Mr. McShane had worked in various operating and financial roles for the Reed Tool Company. He is a graduate of the University of Texas where he earned a BBA in Accounting, and he later became a Certified Public Accountant.

         In a joint statement, Grant Prideco's Board of Directors commented, "We are pleased to bring an individual with Mr. McShane's breadth of experience to our company. His history of success in various roles within our industry and his ability to manage people and lead an organization will serve Grant Prideco well."

         Mr. McShane stated, "I am pleased to be joining Grant Prideco, a premier oilfield service company with leading market positions in its key businesses. Our strong asset base, experienced workforce, and conservative financial structure will allow us to pursue growth not only in our core product and service lines but also through logical extensions to that base."

         The Board also announced that, "In light of today's announcement we have decided to delay the Annual Meeting of Stockholders scheduled for June 27. The Annual Meeting will be adjourned and later reconvened. A supplement to the proxy statement with the new date for the reconvened meeting is expected to be mailed to all stockholders of record within the next 10 days."

         The company will host a conference call on Monday, June 24, at 8:00 a.m. CDT to address this change in management. To participate, please call the conference call operator at 773-756-4788 approximately 10 minutes prior to the scheduled start time, and ask for the Grant Prideco Conference Call. A replay will be available until 5:00 p.m. CDT, July 1, 2002. The number for the replay is 402-280-1623.

         Grant Prideco is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a leading provider of engineered connections and premium tubulars in North America; and provides a variety of product and service solutions to offshore markets worldwide.


                                      # # #